                            Consumers Gas Group
                   Management's Discussion and Analysis


This MD&A should be read along with the MD&A in the 1996 Form 10-K of CMS Energy included and incorporated by reference herein. CMS Energy has issued shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding the businesses of CMS Energy, including the nature and issuance of Class G Common Stock, see the MD&A of CMS Energy.


Earnings

                                                       In Millions
March 31                                   1997      1996   Change

Three months ended                          $39       $48      $(9)
Twelve months ended                          50        61      (11)

The decrease in earnings for both the three months and twelve months ended periods in 1997 compared to 1996 reflect lower gas deliveries resulting from warmer temperatures during the first quarter of 1997. In addition, the reduced deliveries reflect an extra day for leap year in 1996. The quarter ended earnings comparison also reflects higher depreciation and general tax expenses, partially offset by lower operation and maintenance expenses. The twelve-month ended earnings comparison reflects higher operation, depreciation and general tax expenses, partially offset by lower maintenance expenses.


Cash Position, Investing and Financing

Operating Activities: Consumers Gas Group's cash requirements are met by its operating and financing activities. Consumers Gas Group's cash from operations is derived mainly from Consumers' sale and transportation of natural gas. Cash from operations for the first three months of 1997 and 1996 totaled $157 million and $98 million, respectively. The $59 million increase primarily reflects changes in the timing of cash receipts and payments related to Consumers Gas Group's operations. Consumers Gas Group uses its operating cash mainly to maintain and expand its gas utility transmission and distribution systems and to retire portions of its long-term debt and pay dividends.

Investing Activities: Cash used in investing activities totaled $25 million for the first three months of 1997 and 1996.

Financing Activities: Cash used in financing activities during the first three months of 1997 and 1996 totaled $139 million and $75 million, respectively. The $64 million increase reflects the reduction of allocated long-term debt and the 1997 absence of proceeds from preferred securities sold in 1996.

Other Investing and Financing Matters: Consumers has an agreement permitting the sale of certain accounts receivable for up to $500 million. At March 31, 1997, receivables sold totaled $398 million. Consumers Gas Group's attributed portion of these receivables sold totaled $178 million.

For further information, see Cash Position, Investing and Financing in CMS Energy's MD&A.


Results of Operations

For a discussion of results of operations, see Consumers Gas Group Results of Operations in CMS Energy's MD&A.


Gas Issues

For a discussion of Gas Rate Proceedings, GCR Matters and Gas
Environmental Matters, see Consumers Gas Group Issues in CMS Energy's
MD&A.


Forward-Looking Information

For cautionary statements relating to Consumers Gas Group's forward-looking information, see Forward-Looking Information in CMS Energy's MD&A.

Capital Expenditures: CMS Energy estimates the following capital expenditures for Consumers Gas Group, including new lease commitments, over the next three years. These estimates are prepared for planning purposes and are subject to revision.

                                                        In Millions
Years Ended December 31                     1997     1998      1999

Gas utility (a)                             $112     $100      $100
Michigan Gas Storage                           3        3         3
                                            ----     ----      ----
                                            $115     $103      $103
                                            ====     ====      ====
(a) Includes a portion of anticipated capital expenditures common to Consumers' gas and electric utility businesses.

Consumers Gas Group expects that cash from operations and the ability to access debt markets will provide necessary working capital and liquidity to fund future capital expenditures, required debt payments, and other cash needs in the foreseeable future. For further information regarding forward-looking information, see the Consumers Gas Group Outlook discussion in CMS Energy's MD&A.

                   (This page intentionally left blank)


                                                  Consumers Gas Group
                                                 Statements of Income
                                                      (Unaudited)


                                                                  Three Months Ended        Twelve Months Ended
March 31                                                            1997        1996           1997        1996
                                                                          In Millions, Except Per Share Amounts

Operating Revenue                                                 $  498      $  548         $1,231      $1,261
                                                                  ------      ------         ------      ------
Operating Expenses
  Operation
    Cost of gas sold                                                 314         346            718         739
    Other                                                             39          42            190         187
                                                                  ------      ------         ------      ------
                                                                     353         388            908         926
  Maintenance                                                          8           9             38          38
  Depreciation, depletion and amortization                            38          37             88          87
  General taxes                                                       21          21             54          54
                                                                  ------      ------         ------      ------
                                                                     420         455          1,088       1,105
                                                                  ------      ------         ------      ------
Pretax Operating Income                                               78          93            143         156
                                                                  ------      ------         ------      ------
Other Income (Deductions)                                             (1)         (1)            (6)         (1)
                                                                  ------      ------         ------      ------
Fixed Charges
  Interest on long-term debt                                           7           8             29          29
  Other interest                                                       3           3             12          12
  Capitalized interest                                                 -           -             (1)         (1)
  Preferred dividends                                                  1           1              6           6
                                                                  ------      ------         ------      ------
                                                                      11          12             46          46
                                                                  ------      ------         ------      ------
Income Before Income Taxes                                            66          80             91         109

Income Taxes                                                          27          32             41          48
                                                                  ------      ------         ------      ------
Net Income                                                        $   39      $   48         $   50      $   61
                                                                  ======      ======         ======      ======
Net Income Attributable to CMS Energy Shareholders
  through Retained Interest                                       $   30      $   36         $   39      $   46
                                                                  ======      ======         ======      ======
Net Income Attributable to Class G Shareholders                   $    9      $   12         $   11      $   15
                                                                  ======      ======         ======      ======
Average Class G Common Shares Outstanding                              8           8              8           8
                                                                  ======      ======         ======      ======
Earnings Per Average Class G Common Share                         $ 1.18      $ 1.50         $ 1.53      $ 1.90
                                                                  ======      ======         ======      ======
Dividend Declared Per Class G Common Share                        $ .295      $  .28         $1.165      $  .84
                                                                  ======      ======         ======      ======


The accompanying condensed notes are an integral part of these statements.



                                                  Consumers Gas Group
                                               Statements of Cash Flows
                                                      (Unaudited)


                                                                  Three Months Ended        Twelve Months Ended
March 31                                                            1997        1996           1997        1996
                                                                                                    In Millions
Cash Flows from Operating Activities
  Net income                                                      $   39      $   48         $   50      $   61
    Adjustments to reconcile net income to net cash
      provided by operating activities
        Depreciation, depletion and amortization                      38          37             88          87
        Capital lease and other amortization                           1           1              4           5
        Deferred income taxes and investment tax credit                4           5             12           2
        Other                                                         (2)          1             (1)          2
        Changes in other assets and liabilities                       77           6             47           5
                                                                  ------      ------         ------      ------
          Net cash provided by operating activities                  157          98            200         162
                                                                  ------      ------         ------      ------
Cash Flows from Investing Activities
  Capital expenditures (excludes assets placed under capital lease)  (22)        (24)          (135)       (127)
  Cost to retire property, net                                        (2)         (2)            (9)        (10)
  Other                                                               (1)          1             (1)          4
                                                                  ------      ------         ------      ------
          Net cash used in investing activities                      (25)        (25)          (145)       (133)
                                                                  ------      ------         ------      ------
Cash Flows from Financing Activities
  Increase (decrease) in notes payable, net                          (97)        (90)             2           5
  Retirement of bonds and other long-term debt                       (23)          -            (31)         (5)
  Payment of common stock dividends                                  (10)         (9)           (38)        (67)
  Repayment of bank loans                                             (6)          -             (6)         (1)
  Repayment of long-term note                                         (2)          -             (2)          -
  Payment of capital lease obligations                                (1)         (1)            (4)         (5)
  Proceeds from bank loans                                             -           -             23           -
  Proceeds from long-term note                                         -          22              -          22
  Contribution from CMS Energy stockholders                            -           3              -          21
                                                                  ------      ------         ------      ------
          Net cash used in financing activities                     (139)        (75)           (56)        (30)
                                                                  ------      ------         ------      ------
Net Decrease in Cash and Temporary Cash Investments                   (7)         (2)            (1)         (1)

Cash and Temporary Cash Investments, Beginning of Period               9           5              3           4
                                                                  ------      ------         ------      ------
Cash and Temporary Cash Investments, End of Period                $    2      $    3         $    2      $    3
                                                                  ======      ======         ======      ======


The accompanying condensed notes are an integral part of these statements.



                                                  Consumers Gas Group
                                                    Balance Sheets


ASSETS                                                                  March 31                       March 31
                                                                            1997     December 31           1996
                                                                      (Unaudited)           1996     (Unaudited)
                                                                                                    In Millions
Plant and Property (At cost)
  Plant and property                                                      $2,242          $2,203         $2,207
  Less accumulated depreciation, depletion and amortization                1,177           1,133          1,216
                                                                          ------          ------         ------
                                                                           1,065           1,070            991
  Construction work-in-progress                                               21              46             48
                                                                          ------          ------         ------
                                                                           1,086           1,116          1,039
                                                                          ------          ------         ------

Current Assets
  Cash and temporary cash investments at cost, which approximates market       2               9              3
  Accounts receivable and accrued revenue, less allowances
    of $2, $4 and $1, respectively (Note 4)                                  152              97            254
  Inventories at average cost
    Gas in underground storage                                                51             186             39
    Materials and supplies                                                     8               8             10
  Trunkline settlement                                                        18              25             30
  Deferred income taxes                                                        5               4              8
  Prepayments and other                                                       36              49             39
                                                                          ------          ------         ------
                                                                             272             378            383
                                                                          ------          ------         ------

Non-current Assets
  Postretirement benefits                                                    150             153            162
  Deferred income taxes                                                       11              11             14
  Other                                                                       60              59             76
                                                                          ------          ------         ------
                                                                             221             223            252
                                                                          ------          ------         ------
Total Assets                                                              $1,579          $1,717         $1,674
                                                                          ======          ======         ======







STOCKHOLDERS' INVESTMENT AND LIABILITIES                                March 31                       March 31
                                                                            1997     December 31           1996
                                                                      (Unaudited)           1996     (Unaudited)
                                                                                                    In Millions
Capitalization
  Common stockholders' equity                                             $  393          $  364         $  381
  Preferred stock                                                             78              78             78
  Long-term debt                                                             364             446            433
  Non-current portion of capital leases                                       16              17             20
                                                                          ------          ------         ------
                                                                             851             905            912
                                                                          ------          ------         ------
Current Liabilities
  Current portion of long-term debt and capital leases                        73              24             23
  Accrued taxes                                                               58              61             70
  Accounts payable                                                            69              85             84
  Trunkline settlement                                                        18              25             30
  Notes payable                                                               17             114             15
  Accrued interest                                                             5               7              6
  Accrued refunds                                                              5               7             25
  Other                                                                       41              52             46
                                                                          ------          ------         ------
                                                                             286             375            299
                                                                          ------          ------         ------
Non-current Liabilities
  Postretirement benefits                                                    173             171            178
  Regulatory liabilities for income taxes, net                               175             169            167
  Deferred investment tax credit                                              26              27             28
  Other                                                                       68              70             90
                                                                          ------          ------         ------
                                                                             442             437            463
                                                                          ------          ------         ------

Commitments and Contingencies (Notes 3 and 5)

Total Stockholders' Investment and Liabilities                            $1,579          $1,717         $1,674
                                                                          ======          ======         ======


The accompanying condensed notes are an integral part of these statements.



                                                  Consumers Gas Group
                                       Statements of Common Stockholders' Equity
                                                      (Unaudited)


                                                                  Three Months Ended        Twelve Months Ended
March 31                                                            1997        1996           1997        1996
                                                                                                    In Millions
Common Stock
  At beginning and end of period                                    $184        $184           $184        $184
                                                                    ----        ----           ----        ----
Other Paid-in Capital
  At beginning of period                                             128         125            128         107
  CMS Energy stockholders' contribution                                -           3              -          21
                                                                    ----        ----           ----        ----
    At end of period                                                 128         128            128         128
                                                                    ----        ----           ----        ----
Retained Earnings
  At beginning of period                                              52          30             69          75
  Net income                                                          39          48             50          61
  Common stock dividends declared                                    (10)         (9)           (38)        (67)
                                                                    ----        ----           ----        ----
    At end of period                                                  81          69             81          69
                                                                    ----        ----           ----        ----
Total Common Stockholders' Equity                                   $393        $381           $393        $381
                                                                    ====        ====           ====        ====


The accompanying condensed notes are an integral part of these statements.


                            Consumers Gas Group
                  Condensed Notes to Financial Statements


These financial statements and their related notes should be read along with the financial statements and notes contained in the 1996 Form 10-K of CMS Energy Corporation that includes the Report of Independent Public Accountants, included and incorporated by reference herein.


1:   Corporate Structure

CMS Energy is the parent holding company of Consumers and Enterprises. Consumers, a combination electric and gas utility company serving the Lower Peninsula of Michigan, is the principal subsidiary of CMS Energy. For further information regarding the business of CMS Energy, see the Notes to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

CMS Energy has issued shares of Class G Common Stock. This class of common stock reflects the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage (collectively, Consumers Gas Group). For further information regarding the nature and issuance of the Class G Common Stock, see Note 5 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


2:   Earnings Per Share and Dividends

Earnings per share for the three and twelve month periods ended March 31, 1997 and the three months ended March 31, 1996, reflects the performance of Consumers Gas Group. Earnings per share for the twelve months ended March 31, 1996 reflects the performance of Consumers Gas Group since the initial issuance of the Class G Common Stock in 1995. The earnings (loss) attributable to Class G Common Stock and the related amounts per share are computed by considering the weighted average number of shares of Class G Common Stock outstanding.

Earnings attributable to outstanding Class G Common Stock are equal to Consumers Gas Group's net income multiplied by a fraction; the numerator is the weighted average number of Outstanding Shares during the period, and the denominator is the weighted average number of Outstanding Shares and Retained Interest Shares during the period. The earnings attributable to Class G Common Stock on a per share basis, for the three months ended March 31, 1997 and 1996, are based on 24.29 percent and 23.72 percent of the income of Consumers Gas Group.

In January and April 1997, the Board of Directors declared a quarterly dividend of $.295 per share on Class G Common Stock, payable in February and May 1997, respectively.


3:   Rate Matters

For information regarding rate matters directly affecting Consumers Gas Group, see the Gas Proceedings discussion in Note 3 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

4:   Short-Term and Long-Term Financings

Consumers' short-term and long-term financings are discussed in Note 4 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.

Consumers generally manages its short-term financings on a centralized consolidated basis. The portion of receivables sold attributable to Consumers Gas Group at March 31, 1997 and 1996, is estimated by management to be $178 million and $141 million, respectively. Accounts receivable and accrued revenue in the balance sheets have been reduced to reflect receivables sold. The portions of short-term debt and receivables sold attributed to Consumers Gas Group reflect the high utilization of short-term borrowing to finance the purchase of gas for storage in the summer and fall periods. Management believes these allocations to be reasonable.


5:   Commitments and Contingencies

Capital Expenditures: Consumers Gas Group estimates capital expenditures, including new lease commitments, of $115 million for 1997 and $103 million for 1998 and 1999. These estimates include an attributed portion of Consumers' anticipated capital expenditures for common plant and equipment.

For further information regarding commitments and contingencies directly affecting Consumers Gas Group (including those involving former manufactured gas plant sites), see the Environmental Matters and Other discussions in Note 6 to the Consolidated Financial Statements of CMS Energy included and incorporated by reference herein.


6:   Supplemental Cash Flow Information

For purposes of the Statement of Cash Flows, all highly liquid investments with an original maturity of three months or less are considered cash equivalents. Consumers Gas Group's other cash flow activities and non-cash investing and financing activities were:

                                                          In Millions
                                          Three Months  Twelve Months
                                              Ended          Ended
March 31                                   1997   1996    1997   1996

Cash transactions
  Interest paid (net of amounts
    capitalized)                            $12    $11     $39    $39
  Income taxes paid (net of refunds)          -      2      31     27

Non-cash transactions
  Assets placed under capital lease         $ 1   $  -     $ 2    $ 1
  Capital leases refinanced                   -      -       -      9

                          ARTHUR ANDERSEN LLP



                Report of Independent Public Accountants
                ----------------------------------------


To CMS Energy Corporation:

We have reviewed the accompanying balance sheets of CONSUMERS GAS GROUP (representing a business unit of Consumers Energy Company and its wholly-owned subsidiary, Michigan Gas Storage Company) as of March 31, 1997 and 1996, and the related statements of income, common stockholders' equity and cash flows for the three-month and twelve-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the balance sheet of Consumers Gas Group as of December 31, 1996, and the related statements of income, common stockholders' equity and cash flows for the year then ended (not presented herein), and, in our report dated January 24, 1997, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1996, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


                                         Arthur Andersen LLP


Detroit, Michigan,
   May 9, 1997.